Exhibit 99.1

Universal Insurance Holdings, Inc. Authorizes New $10 Million Share

Repurchase Program

Fort Lauderdale, FL, November 19, 2015 - Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that its Board of Directors authorized a share repurchase program under which the Company may repurchase up to $10 million of its outstanding shares of common stock through December 31, 2016. The Company may repurchase shares from time to time in its discretion, based on ongoing assessments of the capital needs of the Company, the market price of its common stock and general market conditions. The Company will fund the share repurchase program with cash from operations.

“Universal Insurance reported record results in the third quarter of 2015 and our business remains robust,” said Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer. “This new $10 million share repurchase program underscores our confidence in our strategy, the long-term prospects of our business and our strong financial position and cash flow capabilities. The Company will continue to regularly review its capital allocation to ensure it is best positioned for growth and shareholder value creation.”

Share repurchases may be made by the Company from time to time in open market transactions at prevailing market prices and are subject to relevant rules under the Securities Exchange Act of 1934, as amended (Exchange Act). The Company will effect repurchase transactions in compliance with Rule 10b-18 under the Exchange Act and the Company’s insider trading policy.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania and Minnesota. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014 and the Form 10-Q for the quarter ended September 30, 2015.

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449